Exhibit 10.2
SUPPLEMENTAL PENSION PLAN
FOR HOWARD L. LANCE
(Amended and Restated Effective January 1, 2009)
     In order to provide appropriate compensation to and ensure the retention of Howard L. Lance (the “Employee”) as Chief Executive Officer of Harris Corporation (the “Corporation”), the Board of Directors determined that it was in the best interest of the Corporation to adopt this Supplemental Pension Plan for Howard L. Lance (the “SPP”), effective October 27, 2006.
     The Corporation and the Employee desire to amend and restate the SPP, effective January 1, 2009, to assure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and to make certain clarifying changes thereto.
     The Corporation intends that the SPP shall be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”).
SECTION 1
DEFINITIONS
     When used herein, the following words and phrases and any derivatives thereof shall have the meanings set forth below unless the context clearly indicates otherwise. Definitions of other words and phrases are set forth throughout the SPP. Section references indicate Sections of the SPP unless otherwise stated.
     “Actuarial Equivalent” means equal value computed on the basis of (i) the “applicable mortality table” determined from time to time under Section 417(e)(3) of the Code, and (ii) a discount rate equal to 120% of the annual long-term Applicable Federal Rate for purposes of Section 1274(d) of the Code for the calendar month containing the Termination Date, compounded annually.
     “Cause” has the meaning set forth in the Letter Agreement.
     “Compensation Committee” means the Management Development and Compensation Committee of the Board of Directors of the Corporation.
     “Corporation” means Harris Corporation, a Delaware corporation.

     “Disabled” or “Disability” means that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation.
     “Disability Date” means the date on which the Employee becomes Disabled.
     “Early Retirement Eligibility Date” means the date the Employee has attained age 55 and accrued 10 Years of Credited Service.
     “Employee” means Howard L. Lance.
     “Executive Severance Agreement” means the Executive Severance Agreement between the Employee and the Corporation dated December 19, 2008, and effective January 1, 2009.
     “Final Pay” means the sum of (i) the Employee’s base salary paid during the one-year period ending with the last day the Employee held the position of Chief Executive Officer of the Corporation, plus (ii) the Employee’s annual cash incentive (excluding any award under the Harris Corporation Performance Reward Plan or any successor plan thereto) payable at target, per the annual cash incentive arrangement in place for the Employee on the last day the Employee held the position of Chief Executive Officer of the Corporation; provided, however, that for purposes of determining “Final Pay” in the event of the Employee’s Disability, the Employee’s base salary and annual cash incentive shall be determined as of the Disability Date, rather than on the last day the Employee held the position of the Chief Executive Officer of the Corporation.
     “Good Reason” has the meaning set forth in the Letter Agreement.
     “Late Retirement Date” means the Employee’s Termination Date, if the Termination Date occurs after the Employee’s Normal Retirement Date.
     “Letter Agreement” means the Letter Agreement between the Employee and the Corporation dated December 19, 2008, and effective January 1, 2009.
     “Normal Retirement Date” means the date the Employee attains age 60.
     “SPP” means the Supplemental Pension Plan for Howard L. Lance, as contained herein and as hereafter amended from time to time.

     “SPP Benefit” means any benefit to which the Employee is entitled pursuant to Section 3 of this SPP.
     “SPP Commencement Date” means the date that payment of the SPP Benefit hereunder actually commences.
     “Surviving Spouse” means the person to whom the Employee is legally married on his SPP Commencement Date.
     “Termination Date” means the date of the Employee’s separation from service with the Corporation and its affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder). Notwithstanding any other provision herein, “affiliate” for purposes of determining whether the Employee has incurred a “separation from service” shall be defined to include all entities that would be treated as part of the group of entities comprising the Corporation under Sections 414(b) and (c) of the Code and the accompanying regulations, but substituting a 50% ownership level for the 80% ownership level set forth therein.
     “Trust” means any trust created under Section 7.2(b) pursuant to an agreement by and between the Corporation and the trustee, under which assets are held in connection with paying benefits under the SPP.
     “Years of Credited Service” shall be measured on the basis of twelve (12) consecutive month periods commencing on the Employee’s effective date of employment and subsequent annual anniversaries thereof, and ending on the Employee’s Termination Date. Any period of less than twelve (12) consecutive months shall be rounded to the nearest whole month. Paid and authorized leaves of absence shall not cause a break in consecutive employment periods.
SECTION 2
ELIGIBILITY TO PARTICIPATE
     The only participant in the SPP shall be the Employee.
SECTION 3
ELIGIBILITY FOR AND AMOUNT OF BENEFIT
     3.1 Normal Retirement Benefit. If the Employee retires on his Normal Retirement Date, then the Employee shall be entitled to a Normal Retirement Benefit. The “Normal Retirement Benefit” shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to Thirty–Two Percent (32%) of the Employee’s Final Pay.

     3.2 Late Retirement Benefit. If the Employee retires on his Late Retirement Date, then the Employee shall be entitled to a Late Retirement Benefit. The “Late Retirement Benefit” shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to the product of the Late Retirement Benefit Percentage and the Employee’s Final Pay. The “Late Retirement Benefit Percentage” shall be Thirty-Two Percent (32%), reduced Two-Twelfths (2/12ths) of One Percent (1%) for each month by which the Employee’s age as of the last day the Employee held the position of Chief Executive Officer of the Corporation exceeds age sixty (60), with any partial month rounded to the nearest whole month (e.g., 30% if the Employee is age 61 as of such date, 29% if the Employee is age 61 1/2 as of such date and 28% if the Employee is age 62 as of such date).
     3.3 Early Retirement Benefit. If the Employee retires on or after his Early Retirement Eligibility Date, but before his Normal Retirement Date, then the Employee shall be entitled to an Early Retirement Benefit. The “Early Retirement Benefit” shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to the product of Thirty-Two Percent (32%) and the Employee’s Final Pay, with the result reduced Five-Twelfths (5/12ths) of One Percent (1%) for each month by which age sixty (60) exceeds the Employee’s age as of the Termination Date, with any partial month rounded to the nearest whole month. Notwithstanding the foregoing, if the Employee elects pursuant to Sections 5.1(b) and 5.2(a)(2) that payment of the Early Retirement Benefit commence on a date later than the Termination Date, then the Early Retirement Benefit shall be the Actuarial Equivalent of the Early Retirement Benefit that would have been paid to the Employee had payment thereof commenced on the Termination Date.
     3.4 Termination without Cause or for Good Reason prior to Early Retirement Eligibility Date. If before his Early Retirement Eligibility Date the Employee is terminated without Cause or terminates for Good Reason, then the Employee shall be entitled to a Termination Benefit. The “Termination Benefit” shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to the Employee’s Final Pay times the product of (w) times (x), with the result reduced by (y). For this purpose, (w) is Two and One-Half Percent (2.5%), (x) is the Employee’s Years of Credited Service as of his Termination Date and (y) is Six-Twelfths (6/12ths) of One Percent (1%) for each month by which age fifty-seven (57) exceeds the Employee’s age as of the Termination Date, with any partial month rounded to the nearest whole month. Notwithstanding the foregoing, if the Employee elects pursuant to Sections 5.1(b) and 5.2(a)(2) that payment of the Termination Benefit commence on a date later than the Termination Date, then the Termination Benefit shall be the Actuarial Equivalent of the Termination Benefit that would have been paid to the Employee had payment thereof commenced on the Termination Date.
     3.5 Disability Retirement Benefit.
          (a) If the Employee becomes Disabled before his Early Retirement Eligibility Date, then the Employee shall be entitled to a Disability Retirement Benefit. The “Disability Retirement Benefit” shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to the Employee’s Final Pay times the product of (w) times (x), with the result reduced by (y). For this purpose, (w) is Two and One-Half Percent (2.5%), (x) is the Employee’s Years of

Credited Service as of his Disability Date and (y) is Six-Twelfths (6/12ths) of One Percent (1%) for each month by which age fifty-seven (57) exceeds the Employee’s age as of the Disability Date, with any partial month rounded to the nearest whole month.
          (b) If the Employee becomes Disabled on or after his Early Retirement Eligibility Date, then no Disability Retirement Benefit shall be payable under the SPP and the Employee’s SPP Benefit shall be determined under Section 3.1, 3.2, or 3.3, as applicable.
     3.6 Death of Employee.
          (a) If the Employee dies before his SPP Commencement Date, then no benefit shall be paid to any person or entity under this SPP.
          (b) If the Employee dies after his SPP Commencement Date, then the SPP Benefit, if any, after the Employee’s death shall be determined by the form of life annuity that was in force on the Employee’s date of death.
     3.7 Resignation or Termination for Cause prior to Early Retirement Eligibility Date. If before his Early Retirement Eligibility Date the Employee resigns or is terminated for Cause, then no benefit shall be paid to any person or entity under this SPP.
     3.8 Change in Control.
          (a) If (i) the Corporation undergoes a “change in control” (as defined in the Executive Severance Agreement), and (ii) the Employee terminates employment before his Early Retirement Eligibility Date under the circumstances that entitle the Employee to benefits under Section 3 of the Executive Severance Agreement, then the Employee shall be entitled to a Change in Control Retirement Benefit. The “Change in Control Retirement Benefit” shall be a benefit, calculated as a single life annuity for the Employee’s life, equal to the Employee’s Final Pay times the product of (w) times (x), with the result reduced by (y). For this purpose, (w) is Two and One-Half Percent (2.5%), (x) is the Employee’s Years of Credited Service as of his Termination Date, plus two (2) additional Years of Credited Service, as though the Employee had terminated employment with the Corporation on the second anniversary of his actual Termination Date and (y) is Six-Twelfths (6/12ths) of One Percent (1%) for each month by which age fifty-seven (57) exceeds the Employee’s age as of the Termination Date, with any partial month rounded to the nearest whole month; provided, however, that under no circumstances shall the Change in Control Retirement Benefit exceed the Early Retirement Benefit that would have been payable to the Employee pursuant to Section 3.3 had the Employee attained age fifty-five (55) and accrued ten (10) Years of Credited Service as of the Termination Date. Notwithstanding the foregoing, if the Employee elects pursuant to Sections 5.1(b) and 5.2(a)(2) that payment of the Change in Control Retirement Benefit commence on a date later than the Termination Date, then the Change in Control Retirement Benefit shall be the Actuarial Equivalent of the Change in Control Retirement Benefit that would have been paid to the Employee had payment thereof commenced on the Termination Date.

          (b) If (i) the Corporation undergoes a “change in control” (as defined in the Executive Severance Agreement), and (ii) the Employee terminates employment on or after his Early Retirement Eligibility Date under the circumstances that entitle the Employee to benefits under Section 3 of the Executive Severance Agreement, then no Change in Control Retirement Benefit shall be payable under the SPP and the Employee’s SPP Benefit shall be determined under Section 3.1, 3.2, or 3.3, as applicable.
     3.9 Reduction in SPP Benefit for Disability Payments. If the Employee receives an SPP Benefit under this Section 3, then during the period from the Employee’s SPP Commencement Date to the date that the Employee attains age 65 there shall be deducted from the SPP Benefit the amount of payments made to the Employee under any and all long-term disability plan(s) (broad-based and executive) sponsored by the Corporation.
SECTION 4
VESTING
     4.1 In General. The Employee’s entitlement to an SPP Benefit is described in Section 3. For example, as provided in Section 3.7, if before his Early Retirement Eligibility Date the Employee resigns or is terminated for Cause, then no benefit shall be paid to any person or entity under this SPP. However, and notwithstanding anything to the contrary in Section 3 or the SPP, if the Employee violates the provisions of either Section 4.2 or 4.3 below, then no benefit shall be paid to any person or entity under this SPP, or, if SPP payments have commenced as of the date of such violation, then payments shall cease immediately and no further SPP payments shall be made.
     4.2 Non-Competition Provision. During the Employee’s employment with the Corporation and continuing thereafter while the Employee is entitled to receive or is receiving benefits under the SPP (provided, however, that if the Employee is terminated by the Corporation without Cause or if the Employee terminates employment for Good Reason, then this Section 4.2 shall remain in effect only until the second anniversary of the Employee’s Termination Date), the Employee shall not directly or indirectly (without the Corporation’s written consent):
          (a) hold a 5% or greater equity (including stock options, whether or not exercisable), voting or profit participation interest in a “Competitive Enterprise” (as hereinafter defined), or
          (b) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Employee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(i) that is substantially related to any activity that the Employee was engaged in with the Corporation or its affiliates during the 12 months prior to the Termination Date,
(ii) that is substantially related to any activity for which the Employee had direct or indirect managerial or supervisory responsibility with the Corporation or its affiliates during the 12 months prior to the Termination Date, or
(iii) that calls for the application of relationships or specialized knowledge or skills substantially related to those used by the Employee in his activities with the Corporation or its affiliates during the 12 months prior to the Termination Date.
For purposes of the SPP, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity that competes anywhere with any activity that the Corporation or its affiliates is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
     4.3 Non-Solicitation Provision. During the Employee’s employment with the Corporation, and continuing thereafter while the Employee is entitled to receive or is receiving benefits under the SPP (provided, however, that if the Employee is terminated by the Corporation without Cause or if the Employee terminates employment for Good Reason, then this Section 4.3 shall remain in effect only until the second anniversary of the Employee’s Termination Date), the Employee shall not, in any manner, directly or indirectly (without the prior written consent of the Corporation): (i) “Solicit” (as hereinafter defined) any “Customer” (as hereinafter defined) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Corporation, (ii) transact business with any Customer that would cause the Employee to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Corporation and a Customer or (iv) Solicit anyone who is then an employee of the Corporation (or who was an employee of the Corporation within the prior 12 months) to resign from the Corporation or to apply for or accept employment with any other business or enterprise. For purposes of the SPP, a “Customer” means any customer or prospective customer of the Corporation or its affiliates whose identity became known to the Employee in connection with his relationship with or employment by the Corporation or its affiliates, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

SECTION 5
FORM AND COMMENCEMENT OF BENEFIT
     5.1 Employee Election as to Form and Timing of Benefit.
          (a) The normal form of payment to the Employee of his SPP Benefit is a single life annuity for the life of the Employee, payable annually. Notwithstanding the foregoing, the Employee may elect in writing, prior to the SPP Commencement Date, that his SPP Benefit be paid to him or to him and his Surviving Spouse in any “life annuity” (as defined under Section 409A of the Code and regulations thereunder) form that is the actuarial equivalent of the SPP Benefit payable as an annual single life annuity, and for purposes of clarity, under no circumstances shall the SPP Benefit be payable in the form of a lump sum. Actuarial equivalence for this purpose shall be determined utilizing the actuarial assumptions and methods set forth in the definition of “Actuarial Equivalent” set forth in Section 1 hereof, or, if such assumptions and methods are determined to be unreasonable for purposes of Section 409A of the Code, utilizing such actuarial assumptions and methods which are determined to be reasonable for purposes of Section 409A of the Code.
          (b) The Employee shall initially be given an opportunity to make the election described in Section 5.2(a)(2) with respect to the commencement of his Early Retirement Benefit, Termination Benefit or Change in Control Retirement Benefit in writing no later than December 31, 2008 (or any later date permitted under transitional rules under Section 409A of the Code). Any subsequent change in such election also shall be made in writing, must be received by the Corporation no later than twelve (12) months prior to the SPP Commencement Date and must provide for a five (5) year delay in payment as required by Section 409A(a)(4)(C) of the Code. The Employee shall elect a single SPP Commencement Date that shall apply to each of the Early Retirement Benefit, Termination Benefit and Change in Control Retirement Benefit.
     5.2 Commencement.
          (a) The Employee shall commence receipt of any SPP Benefit payable pursuant to Section 3 on the applicable date under this Section 5.2, but, except in the case of a Disability Retirement Benefit, not earlier than his Termination Date, or, if the Employee is a “Specified Employee” under the Harris Corporation Specified Employee Policy for 409A Arrangements as of his Termination Date, six (6) months after his Termination Date:
               (1) If the Employee is entitled to receive a Normal Retirement Benefit under Section 3.1 or a Late Retirement Benefit under Section 3.2, his SPP Commencement Date shall be the first day of the month coincident with or next following the Employee’s Termination Date.

               (2) If the Employee is entitled to receive an Early Retirement Benefit under Section 3.3, a Termination Benefit under Section 3.4 or a Change in Control Retirement Benefit under Section 3.8, his SPP Commencement Date shall be the date elected by the Employee pursuant to Section 5.1(b) which is the first day of any month coincident with or following the Employee’s Termination Date, but not later than the first day of the month coincident with or next following the Employee’s Normal Retirement Date. In the absence of any such election, the Employee shall be deemed to have elected that his SPP Commencement Date with respect to the Early Retirement Benefit, Termination Benefit or Change in Control Retirement Benefit be the first day of the month coincident with or next following the Employee’s Termination Date.
               (3) If the Employee is entitled to receive a Disability Retirement Benefit under Section 3.5, his SPP Commencement Date shall be the first day of the month coincident with or next following the Employee’s Disability Date.
          (b) If payment to the Employee of the SPP Benefit is delayed six (6) months after his Termination Date pursuant to Section 5.2(a), then each and every periodic payment which otherwise would have been paid during the six (6) month delay period shall be paid in a lump sum during the seventh calendar month following the Employee’s Termination Date and each such delayed payment shall have added to it interest calculated at the discount rate for determining Actuarial Equivalence under the SPP.
          (c) Notwithstanding the foregoing provisions herein, to the extent permitted under Section 409A of the Code, payment may be delayed in the event that (i) calculation of the amount of the payment is not administratively practical due to events beyond the Employee’s control, (ii) there is a dispute as to amount due or the proper recipient of such benefit payment, (iii) the payment would jeopardize the ability of the Corporation to continue as a going concern, or (iv) the Corporation reasonably anticipates that the payment will violate Federal securities laws or other applicable laws. If payment is delayed under (i), (ii) or (iii) above, the payment shall be made during the first calendar year in which the calculation of the amount of the payment is administratively practicable, the amount or recipient of the payment is no longer in dispute, or the making of the payment would not have such effect on the Corporation, whichever is applicable. If payment is delayed under (iv) above, the payment shall be made at the earliest date at which the Corporation reasonably anticipates that the making of the payment will not cause such violation.
     5.3 Nonqualified Deferred Compensation Plan Omnibus Provision.
          (a) It is intended that any benefit which is provided pursuant to or in connection with the SPP or the Trust which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. This SPP shall be interpreted consistent with such intent.

          (b) It is specifically intended that all elections, consents and modifications thereto under the SPP will comply with the requirements of Section 409A of the Code (including any transition rules thereunder). The Compensation Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to comply with the requirements of Section 409A of the Code. The Compensation Committee is authorized to amend or declare void any election under the SPP in such manner as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code.
          (c) Notwithstanding anything to the contrary in this SPP, neither the Corporation nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Sections 409A or 4999 of the Code), or penalties or interest with respect thereto, as a result of the payment of any benefits under the SPP or the inclusion of the SPP Benefit or the value thereof in the Employee’s income; and further provided that in consideration of the Corporation’s adoption of the SPP for the benefit of Employee, Employee expressly waives his right to any gross-up payment under Section 4 of the Executive Severance Agreement (which Section addresses excise taxes under Section 4999 of the Code or interest or penalties with respect thereto), but only as such gross-up relates to the SPP Benefit itself, and not with respect to any other payment to Employee under any plan, arrangement, or agreement other than the SPP; and to such extent the SPP shall be deemed to be a modification pursuant to Section 18 of the Executive Severance Agreement.
SECTION 6
AMENDMENT AND TERMINATION
     The SPP may be amended or terminated only by a writing signed by both the Corporation and Employee. The SPP is based on the current provisions of the law applicable to such type of plan. If there is a material change in the law, the Corporation will work with Employee in good faith to provide a comparable or amended plan taking into account any such change in the law. In the event the benefit accrual under the SPP is frozen, payment of vested benefits under the SPP shall nevertheless be made pursuant to Section 5. Any termination of the SPP shall be effected in conformity with the requirements of Section 409A of the Code.
SECTION 7
MISCELLANEOUS
     7.1 No Effect on Employment Rights. Nothing contained herein will confer upon the Employee the right to be retained in the service of the Corporation nor limit the right of the Corporation to discharge or otherwise deal with the Employee without regard to the existence of the SPP.

     7.2 Funding.
     (a) General Rules. The SPP at all times shall be unfunded such that the SPP Benefit shall be paid solely from the general assets of the Corporation and/or the Trust, as applicable. Neither the Employee nor his Surviving Spouse shall have any interest in any particular assets of the Corporation and/or the Trust by reason of the right to receive a benefit under the SPP and the Employee or his Surviving Spouse shall have only the rights of a general unsecured creditor of the Corporation with respect to any rights under the SPP. Nothing contained in the SPP and/or the Trust shall constitute a guaranty by the Corporation or any other entity or person that the assets of the Corporation and/or the Trust will be sufficient to pay any benefit hereunder.
     (b) Creation of and Funding of Rabbi Trust. No later than the Employee’s Termination Date or, if earlier, the date the Corporation undergoes a “change in control” (as defined in the Executive Severance Agreement), (i) the Corporation shall maintain the Trust as hereinafter described; and (ii) the Corporation shall contribute to the Trust in cash or other liquid assets acceptable to the trustee of the Trust (A) the Actuarially Equivalent present value of the total benefits expected to be paid to the Employee and his Surviving Spouse under the SPP, with such amount to be determined by a nationally recognized actuarial firm, which may be an actuarial firm that is at the time of determination providing actuarial or other services to the Corporation or its benefit plans; plus (B) the Actuarially Equivalent present value of the Trust administration and trustee fees and expenses (including the fees and expenses of any agent of the trustee) which the trustee reasonably expects to be incurred over the life of the Trust. The terms of the Trust shall generally follow the model rabbi trust set forth in IRS Revenue Procedure 92-64, except that (1) the Trust shall be irrevocable from the date of its creation; (2) the Trust shall be non-amendable by the Corporation except with the consent of the Employee or his legal representative; (3) the power to direct the investment of the Trust assets shall be held by the Corporation; (4) the Corporation shall remain liable for the payment of the SPP Benefit to the extent there is any shortfall of assets under the Trust; (5) the initial trustee and any successor thereto shall be a bank or trust company with shareholder equity of at least $1.0 billion; and (6) neither the Trust nor its assets shall be located or transferred outside the United States.
     7.3 Administration. The SPP shall be administered by the Compensation Committee. The Compensation Committee shall have all powers necessary or appropriate to carry out the provisions of the SPP. It may, from time to time, establish rules for the administration of the SPP and the transaction of the SPP’s business.
     The Compensation Committee shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the SPP including, but not limited to, the determination of eligibility for and amount of any benefit.
     The Compensation Committee shall have the exclusive right to interpret the terms and provisions of the SPP and to determine any and all questions arising under the SPP or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.

     To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Compensation Committee shall be conclusive and binding on all persons having or claiming to have any interest in or right under the SPP.
     7.4 Disclosure. The Employee shall be a signatory to and shall receive a copy of the SPP.
     7.5 State Law. The SPP is established under and will be construed according to the laws of the State of Florida, to the extent that such laws are not preempted by ERISA and valid regulations published thereunder.
     7.6 Spendthrift Provisions. No benefit payable under the SPP or by the Trust will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee. Any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt will be void. The Corporation and the trustee will not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the SPP. The amounts payable under the SPP or by the Trust will be exempt from the claims of the Employee’s creditors to the fullest extent permitted by law.
     7.7 Incapacity of Recipient. In the event the recipient of a benefit payable under the SPP is declared incompetent and a conservator or other person legally charged with the care of the recipient’s person or estate is appointed, any benefits under the SPP (including any payments from the Trust) to which such recipient is entitled shall be paid to such conservator or other person legally charged with the care of the recipient’s person or estate. Except as provided above in this Section, when the Compensation Committee in its sole discretion, determines that a recipient of a benefit payable under the SPP is unable to manage his or her financial affairs, the Compensation Committee may direct the Corporation or the trustee to make distributions to a duly authorized person for the benefit of such recipient.
     7.8 Unclaimed Benefit. The Employee shall keep the Compensation Committee informed of his current address and the current address of his spouse. The Compensation Committee shall not be obligated to search for the whereabouts of any person. If the location of the Employee or the Employee’s Surviving Spouse is not made known to the Compensation Committee such that an amount payable under the SPP may be paid to such person no later than the Latest Payment Date, then such payment irrevocably shall be forfeited immediately following the Latest Payment Date. For this purpose, the “Latest Payment Date” shall be the latest date on which a payment of the SPP Benefit may be paid to the Employee or the Surviving Spouse, as applicable, without the imposition of excise taxes and other penalties under Section 409A of the Code.

     7.9 Limitations on Liability. Notwithstanding any other provision of the SPP, except for payment of the SPP Benefit and expense reimbursements, if any, due under the SPP by the Corporation and/or from the Trust, neither the Corporation, the trustee nor any individual acting as an agent of the Corporation or as a member of the Compensation Committee shall be liable to the Employee, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the SPP or the Trust.
     7.10 Claims Procedure. The Compensation Committee has full discretion and the exclusive right to determine eligibility for benefits under the SPP pursuant to its terms. The determination of the Compensation Committee may only be appealed to the Board of Directors of the Corporation. Claims and appeals shall be processed in accordance with the requirements of ERISA, to the extent applicable thereto. The foregoing shall not eliminate or reduce the authority and powers of the trustee under the Trust.
     7.11 No Enlargement of Rights. The Employee will have no right to or interest in any portion of the SPP and/or the Trust except as specifically provided in the SPP and/or the Trust.
     7.12 Withholding for Taxes. Payments under the SPP or from the Trust will be subject to withholding for payroll taxes as required by law, including federal, state and local income taxes and FICA taxes.
     7.13 Employee’s Expense in Dispute Resolution. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of a contest, arbitration, litigation or other dispute resolution or legal action in which the Employee substantially prevails, whether instituted by or against the Corporation, the Employee, any director, officer, shareholder or other person affiliated with the Corporation, or any successor thereto in any jurisdiction, of the validity or enforceability of, or liability under, any provision of the SPP or the Trust or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to the SPP or the Trust), plus in each case interest on any delayed payment calculated at the discount rate for determining Actuarial Equivalence under the SPP. Within fourteen (14) days following the date of any substantial prevail by the Employee in a dispute, the Employee shall provide the Corporation with copies of invoices and other documents reasonably requested by the Corporation evidencing the legal fees and expenses incurred by the Employee in connection with the dispute. Any payment by the Corporation pursuant to this Section 7.13 shall be made within sixty (60) days following the date that the Employee substantially prevails in the dispute.
     7.14 All Prior Agreements Superseded. Except to the extent that the SPP expressly refers to other documents, such as the Letter Agreement and the Executive Severance Agreement, the SPP constitutes the sole and complete understanding between the Corporation and the Employee with respect to all issues arising from the Corporation’s obligation under the SPP. The SPP replaces and supersedes all previous written documents and all oral agreements, of any nature whatsoever, regarding the Corporation’s obligation to provide such supplemental retirement benefits (but only such benefits) and expense reimbursements, if any, to the

Employee, and the Employee has indicated his acknowledgement of said fact by signing this SPP in the space below.
     7.15 Distributions to Pay Taxes and Corresponding Reduction of Benefit. In the event the Employee or his Surviving Spouse becomes subject to tax with respect to a SPP Benefit before the time for payment set forth in Section 5.2, then, to the extent permitted under, and in compliance with the requirements of, Section 409A of the Code, distribution may be made to or for the benefit of the Employee or his Surviving Spouse of the amount of such tax (including interest and penalties). In such event, the SPP Benefit shall be reduced by the Actuarially Equivalent value of such distribution (other than the amount for interest or penalties) with such reduction to be made on a pro-rata basis over the remaining term of benefit payments under the SPP. If any such distribution exceeds benefits payable under the SPP, then the Employee, his beneficiary or estate of the Employee or his Surviving Spouse receiving the same shall be obligated to return to the Corporation that part of such distribution which exceeds benefits payable under the SPP.
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     IN WITNESS WHEREOF, Employee and Harris Corporation have caused this Supplemental Pension Plan to be executed on the date(s) shown below, but effective as of the date indicated above.

HARRIS CORPORATION
By:	/s/ Stephen P. Kaufman
Title:	Chairperson of the Management Development and Compensation Committee

Date:	December 23, 2008

EMPLOYEE
/s/ Howard L. Lance
Howard L. Lance

Date:	December 19, 2008

Witnessed by:   /s/   Scott T. Mikuen

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